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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in (i) the Registration Statement of Ampex Corporation on Form S-8 (File No. 33-77664), (ii) the Registration Statement of Ampex Corporation on Form S-8 (File No. 33-92640),
(iii) the Post-Effective Amendment No.1 on Form S-3 to Form S-1 Registration Statement of Ampex Corporation (File No. 33-91312), (iv) the Registration Statement of Ampex Corporation on Form S-3 (File No. 33-333-5115), (v) the Registration Statement of Ampex Corporation on Form S-3 (File No. 333-66789), and (vi) the Registration Statement of Ampex Corporation (File No. 333-85605) of our report dated February 25, 2000 relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
April 10, 2000